Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
Contacts:

Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President
Treasurer	Public Affairs
(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS
Las Vegas, Nevada, February 14, 2007 — MGM MIRAGE (NYSE: MGM) today reported its fourth quarter and full year 2006 financial results, achieving record fourth quarter and annual earnings. Diluted earnings per share from continuing operations for the quarter was $0.68 compared to $0.33 per share earned in 2005. Net revenues reached a record high and operating margins remained solid during the fourth quarter, resulting from strong returns on strategic capital investments in the Company’s resorts. Fourth quarter results benefited from a full quarter of operations at Beau Rivage, the Company’s share of profits from the sale of Tower 2 condominium units at The Signature at MGM Grand, and pre-tax income of $86 million from Hurricane Katrina insurance recoveries.
Highlights from the quarter include:
•	13% increase in gaming revenues, representing strong Las Vegas Strip results and the contribution from Beau Rivage; [1]
•	8% increase in hotel revenues, with an 8% increase in Las Vegas Strip REVPAR;[2]
•	Property EBITDA[3] of $740 million compared to $537 million in the 2005 quarter.
The Company recently made significant progress on several development initiatives, including:
•	Announced a second development in Macau with the Company’s partner Pansy Ho; planning for a site in Cotai has begun;
•	Began taking reservations for CityCenter residential units, with tremendous early success at converting deposits to contracts;
•	Finalized agreements with the Mashantucket Pequot Tribal Nation for the Foxwoods expansion — to be branded MGM Grand and expected to open in 2008 — and other future joint projects;
•	Made progress on separate agreements to develop luxury non-gaming resorts worldwide with two partners, Mubadala Development Company of Abu Dhabi, U.A.E. and the Diaoyutai State Guesthouse in Beijing, People’s Republic of China;
•	Announced an agreement with American Nevada Corp. and Diamond Resorts to develop a new mixed-use community in Jean, Nevada.
The following table lists significant items which affect the comparability of current year and prior year results (earnings per share impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended December 31,	2006	2005

Profits from The Signature at MGM Grand	$0.15	$—
Incremental stock compensation — adoption of SFAS 123(R)	(0.03)	—
Preopening and start-up expenses	(0.02)	(0.01)
Property transactions, net (including insurance recovery income)	0.17	(0.02)
Tax adjustments	—	0.01

“Our strong fourth quarter performance validates our disciplined approach to re-investing in our core assets and providing world-class, unmatched experiences to our customers,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “Our plans to expand our operations, both in the United States and overseas, are designed to leverage our tremendous brands into new markets.”
During the quarter, the Company entered into agreements to sell the Primm Valley Resorts, excluding the Primm Valley Golf Club, for $400 million and the Laughlin properties (Colorado Belle and Edgewater) for $200 million. The results of these operations have been classified as discontinued operations in the accompanying financial statements and schedules. Earnings per share from discontinued operations for the 2006 quarter was $0.01, leading to diluted earnings per share, including discontinued operations, of $0.69 for the current quarter versus $0.33 in the prior-year quarter.
For the full year 2006, net revenues were $7.2 billion, an increase of 17% over $6.1 billion in 2005, largely as a result of the full year of Mandalay results and continued operating strength, particularly in the hotel and gaming areas. Property EBITDA was $2.6 billion, a 28% increase over the prior year, and diluted earnings per share from continuing operations was $2.18 versus $1.47 earned in 2005, an increase of 48%. Property EBITDA and earnings per share benefited from a full year of operations for the Mandalay Resort Group properties, the sale of condominium units at The Signature at MGM Grand, and income from Hurricane Katrina insurance recoveries.
Detailed Discussion of Fourth Quarter Results
Net revenue for the quarter increased $187 million, or 11%, to $1.846 billion from $1.659 billion in prior year; Beau Rivage contributed $89 million of the increase. The Company’s resorts continue to capitalize on healthy market conditions with new and upgraded amenities and the continued rollout of the Players Club loyalty program to the Mandalay Resort Group properties.
The 13% increase in gaming revenues included strong results of fourth quarter events, including New Years weekend, and the reopening of Beau Rivage. Table games revenue was up 13% — 8% excluding Beau Rivage — with a higher hold percentage in the current year. Table games hold percentages were within the normal 18-22% range for both periods. Slots revenue benefited from the contribution of Beau Rivage; excluding Beau Rivage slots revenue was up 1% compared with the 2005 quarter.
Non-gaming revenue exceeded the prior-year quarter by 10%. Higher room rates and occupancy percentages at our Las Vegas Strip resorts led to an 8% increase in Las Vegas Strip REVPAR — the highest quarter-over-quarter REVPAR growth this year, and particularly impressive following a strong 8% increase in the 2005 fourth quarter. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

	Three Months Ended
	December 31,	December 31,
	2006	2005
Occupancy %	93%	92%
Average Daily Rate (ADR)	$151	$142
Revenue per Available Room (REVPAR)	$140	$130
Food and beverage revenue increased 7% for the quarter — 2% without Beau Rivage — due to new restaurants and lounges at several resorts, including The Mirage and Mandalay Bay. Entertainment revenue was up 19%, largely due to the tremendous success of Love at The Mirage.

The Company’s operating margins increased to 28% from 20% in the 2005 quarter. Operating income increased 49% to $508 million, which includes $65 million of profit from closings on a portion of the units of Tower 2 of The Signature at MGM Grand and operating income of $94 million from Beau Rivage (which includes the $86 million of income from insurance recoveries), offset by $15 million in stock compensation expense. Excluding these items, operating income was up 7%, with an operating margin of 21% for the current-year quarter. Property EBITDA increased 38% to $740 million; excluding the items noted above, Property EBITDA was up 6% and the Property EBITDA margin was 32%, which is consistent with the prior year.
Detailed Discussion of Certain Items
In the fourth quarter of 2006, net property transactions included income from Hurricane Katrina insurance recoveries of $86 million, partially offset by write-downs related to corporate assets of $5 million. In the 2005 period, net property transactions of $8 million largely related to the write-off of assets replaced in connection with expansion and remodel projects at Mandalay Bay and The Mirage.
Preopening and start-up expenses of $9 million in the 2006 quarter related primarily to CityCenter, MGM Grand Macau, Tower 2 of The Signature at MGM Grand, and the permanent facility at MGM Grand Detroit. Preopening and start-up expenses of $3 million in 2005 related primarily to Jet at The Mirage, MGM Grand Macau, and The Signature at MGM Grand.
Earnings for the 2006 fourth quarter include the impact of implementing SFAS 123(R) on January 1, 2006. Under this new standard, the cost of employee stock awards are required to be recognized as an expense. The Company classified the incremental expense of $15 million as a result of implementing the standard as follows:

Three months ended December 31,	2006

(In thousands)
Casino	$2,972
Other operating departments	117
General and administrative	4,261
Corporate expense and other	7,715

$15,065

Financial Position
Fourth quarter capital investments totaled $518 million, which included $271 million for CityCenter, $68 million for the permanent MGM Grand Detroit hotel and casino, and $63 million related to Beau Rivage. Remaining capital expenditures of $116 million included routine capital expenditures at various resorts. Of this amount, approximately $19 million related to spending on a room remodel project and new amenities at Mandalay Bay, and approximately $9 million related to room remodel projects at Excalibur and TI.
During the quarter, the Company received an additional $190 million in insurance recoveries related to Hurricane Katrina’s impact on Beau Rivage, bringing total recoveries to date to $355 million.
In December, the Company issued $750 million of long-term, fixed rate debt at 7.625%, which it used to reduce outstanding borrowings under its senior credit facility. At December 31, 2006, the Company had $2.6 billion of available borrowings under its $7 billion senior credit facility.

“In addition to our renowned portfolio of resorts, our real estate holdings in Las Vegas and Atlantic City along with our signature brands provide tremendous future value,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “Our proven development and operating expertise combined with these valuable assets provide considerable short and long-term growth opportunities for the Company.”
Outlook
Mr. Murren continued, “We expect 2007 to be another year of strong financial performance. We expect outstanding returns on new amenities to drive organic growth. As demonstrated by the significant increases in cash flow at The Mirage and MGM Grand, our efforts at Mandalay Bay, Luxor and several other properties should lead to increased customer volumes and better pricing at these resorts.”
“Our development pipeline will create additional value in 2007, with major new projects coming on line in Detroit and Macau,” Mr. Murren said. “We remain focused on maintaining our solid financial position, while executing on our strategic long-term growth projects, particularly CityCenter.”
“As the industry leader in providing detailed financial information, we continue to provide supplemental data for our Las Vegas Strip resorts on our website and invite you to listen to our conference call for further discussion on the Company’s future outlook and developments.”
MGM MIRAGE will hold a conference call to discuss its fourth quarter earnings results at 11:00 a.m. Eastern Standard Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until February 21, 2007, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 6656317. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.
1 Beau Rivage earned Property EBITDA of $106 million and operating income of $94 million in the fourth quarter of 2006, including income from insurance recoveries of $86 million. Depreciation and amortization was $12 million for the quarter.
2 REVPAR is hotel Revenue per Available Room.
3 “EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to income from continuing operations and of operating income to Property EBITDA are included in the financial schedules accompanying this release.
*     *     *

MGM MIRAGE (NYSE:MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into agreements to sell its three Primm Valley Resort properties located in Primm, Nevada and its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revenues:
Casino	$833,439	$736,930	$3,130,438	$2,764,546
Rooms	493,111	455,099	1,991,477	1,634,588
Food and beverage	375,753	350,150	1,483,914	1,271,650
Entertainment	130,417	109,329	459,540	426,175
Retail	71,160	68,603	278,695	253,214
Other	117,018	97,458	452,669	339,424

	2,020,898	1,817,569	7,796,733	6,689,597
Less: Promotional allowances	(174,860)	(159,069)	(620,777)	(560,754)

	1,846,038	1,658,500	7,175,956	6,128,843

Expenses:
Casino	425,198	388,878	1,612,992	1,422,472
Rooms	135,410	129,573	539,442	454,082
Food and beverage	234,860	212,189	902,278	782,372
Entertainment	93,567	79,387	333,619	305,799
Retail	43,988	44,867	179,929	164,189
Other	63,913	49,463	245,126	187,956
General and administrative	285,592	242,616	1,070,942	889,806
Corporate expense	51,092	40,079	161,507	130,633
Preopening and start-up expenses	9,054	3,184	36,362	15,752
Restructuring costs (credit)	—	—	1,035	(59)
Property transactions, net	(77,435)	8,292	(40,980)	37,021
Depreciation and amortization	168,121	157,017	629,627	560,626

	1,433,360	1,355,545	5,671,879	4,950,649

Income from unconsolidated affiliates	95,398	36,935	254,171	151,871

Operating income	508,076	339,890	1,758,248	1,330,065

Non-operating income (expense):
Interest income	2,770	1,865	11,192	12,037
Interest expense, net	(187,368)	(189,616)	(760,361)	(640,758)
Non-operating items from unconsolidated affiliates	(4,500)	(4,290)	(16,063)	(15,825)
Other, net	(8,213)	(2,856)	(15,090)	(18,434)

	(197,311)	(194,897)	(780,322)	(662,980)

Income from continuing operations before income taxes	310,765	144,993	977,926	667,085
Provision for income taxes	(111,637)	(48,369)	(341,930)	(231,719)

Income from continuing operations	199,128	96,624	635,996	435,366

Discontinued operations
Income from discontinued operations	3,658	1,710	18,473	11,815
Provision for income taxes	(1,215)	(535)	(6,205)	(3,925)

	2,443	1,175	12,268	7,890

Net income	$201,571	$97,799	$648,264	$443,256

Per share of common stock:

Basic:
Income from continuing operations	$0.70	$0.34	$2.25	$1.53
Discontinued operations	0.01	—	0.04	0.03

Net income per share	$0.71	$0.34	$2.29	$1.56

Weighted average shares outstanding	282,307	284,985	283,140	284,943

Diluted:
Income from continuing operations	$0.68	$0.33	$2.18	$1.47
Discontinued operations	0.01	—	0.04	0.03

Net income per share	$0.69	$0.33	$2.22	$1.50

Weighted average shares outstanding	291,774	295,106	291,747	296,334

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Las Vegas Strip	$1,556,676	$1,462,597	$6,227,768	$5,228,916
Other Nevada	46,385	47,651	197,646	143,334
MGM Grand Detroit	116,155	110,039	461,297	441,093
Mississippi	126,822	38,213	289,245	315,500

	$1,846,038	$1,658,500	$7,175,956	$6,128,843

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Las Vegas Strip	$494,491	$453,326	$2,022,608	$1,626,154
Other Nevada	3,903	5,529	22,729	21,397
MGM Grand Detroit	36,354	36,280	150,374	150,730
Mississippi	112,506	6,340	154,907	73,796
Unconsolidated resorts	93,051	35,998	247,205	149,957

	$740,305	$537,473	$2,597,823	$2,022,034

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended December 31, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$5,186	$—	$2,668	$7,854
Other Nevada	—	—	378	378
MGM Grand Detroit	1,389	—	—	1,389
Mississippi	—	—	(86,015)	(86,015)
Unconsolidated resorts	2,347	—	—	2,347

	8,922	—	(82,969)	(74,047)
Corporate and other	132	—	5,534	5,666

	$9,054	$—	$(77,435)	$(68,381)

Three Months Ended December 31, 2005

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$1,789	$—	$7,612	$9,401
Other Nevada	—	—	(17)	(17)
MGM Grand Detroit	499	—	130	629
Mississippi	(41)	—	80	39
Unconsolidated resorts	937	—	—	937

	3,184	—	7,805	10,989
Corporate and other	—	—	487	487

	$3,184	$—	$8,292	$11,476

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA (continued)
(In thousands)
(Unaudited)
Twelve Months Ended December 31, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$24,210	$1,035	$35,303	$60,548
Other Nevada	—	—	336	336
MGM Grand Detroit	3,313	—	1	3,314
Mississippi	—	—	(85,838)	(85,838)
Unconsolidated resorts	8,316	—	—	8,316

	35,839	1,035	(50,198)	(13,324)
Corporate and other	523	—	9,218	9,741

	$36,362	$1,035	$(40,980)	$(3,583)

Twelve Months Ended December 31, 2005

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$13,041	$7	$35,399	$48,447
Other Nevada	—	—	16	16
MGM Grand Detroit	503	—	434	937
Mississippi	294	—	396	690
Unconsolidated resorts	1,914	—	—	1,914

	15,752	7	36,245	52,004
Corporate and other	—	(66)	776	710

	$15,752	$(59)	$37,021	$52,714

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
EBITDA	$676,197	$496,907	$2,387,875	$1,890,691
Depreciation and amortization	(168,121)	(157,017)	(629,627)	(560,626)

Operating income	508,076	339,890	1,758,248	1,330,065

Non-operating income (expense):
Interest expense, net	(187,368)	(189,616)	(760,361)	(640,758)
Other	(9,943)	(5,281)	(19,961)	(22,222)

	(197,311)	(194,897)	(780,322)	(662,980)

Income from continuing operations before income taxes	310,765	144,993	977,926	667,085
Provision for income taxes	(111,637)	(48,369)	(341,930)	(231,719)

Income from continuing operations	$199,128	$96,624	$635,996	$435,366

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended December 31, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$359,467	$135,024	$494,491
Other Nevada	1,932	1,971	3,903
MGM Grand Detroit	30,880	5,474	36,354
Mississippi	97,387	15,119	112,506
Unconsolidated resorts	93,051	—	93,051

	582,717	157,588	740,305
Stock compensation			(15,065)
Corporate and other			(49,043)

			$676,197

Three Months Ended December 31, 2005

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$319,433	$133,893	$453,326
Other Nevada	3,070	2,459	5,529
MGM Grand Detroit	29,530	6,750	36,280
Mississippi	1,367	4,973	6,340
Unconsolidated resorts	35,998	—	35,998

	389,398	148,075	537,473
Stock compensation			—
Corporate and other			(40,566)

			$496,907

Twelve Months Ended December 31, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$1,490,745	$531,863	$2,022,608
Other Nevada	13,755	8,974	22,729
MGM Grand Detroit	134,190	16,184	150,374
Mississippi	120,133	34,774	154,907
Unconsolidated resorts	247,205	—	247,205

	2,006,028	591,795	2,597,823
Stock compensation			(69,121)
Corporate and other			(140,827)

			$2,387,875

Twelve Months Ended December 31, 2005

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$1,154,855	$471,299	$1,626,154
Other Nevada	14,248	7,149	21,397
MGM Grand Detroit	124,081	26,649	150,730
Mississippi	47,092	26,704	73,796
Unconsolidated resorts	149,957	—	149,957

	1,490,233	531,801	2,022,034
Stock compensation			—
Corporate and other			(131,343)

			$1,890,691

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$452,944	$377,933
Accounts receivable, net	362,921	352,673
Inventories	118,459	111,825
Income tax receivable	18,619	—
Deferred income taxes	68,046	65,518
Prepaid expenses and other	124,414	110,634
Assets held for sale	369,348	—

Total current assets	1,514,751	1,018,583

Real estate under development	188,433	—

Property and equipment, net	17,241,860	16,541,651

Other assets:
Investments in unconsolidated affiliates	1,092,257	931,154
Goodwill	1,300,747	1,314,561
Other intangible assets, net	367,200	377,479
Deposits and other assets, net	440,990	515,992

Total other assets	3,201,194	3,139,186

	$22,146,238	$20,699,420

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$416,640	$265,601
Income taxes payable	—	125,503
Current portion of long-term debt	—	14
Accrued interest on long-term debt	232,957	229,930
Other accrued liabilities	958,244	913,520
Liabilities related to assets held for sale	40,259	—

Total current liabilities	1,648,100	1,534,568

Deferred income taxes	3,441,157	3,378,371
Long-term debt	12,994,869	12,355,433
Other long-term obligations	212,563	195,976
Stockholders’ equity:
Common stock ($.01 par value: authorized 600,000,000 shares, issued 362,886,027 and 357,262,405 shares and outstanding 283,909,000 and 285,069,516 shares)	3,629	3,573
Capital in excess of par value	2,806,636	2,586,587
Deferred compensation	—	(3,618)
Treasury stock, at cost (78,977,027 and 72,192,889 shares)	(1,597,120)	(1,338,394)
Retained earnings	2,635,989	1,987,725
Accumulated other comprehensive income (loss)	415	(801)

Total stockholders’ equity	3,849,549	3,235,072

	$22,146,238	$20,699,420